UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     December 6, 2018

THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	1-14260	65-0043078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (561) 893-0101

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of theSecurities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934(§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5	Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, The GEO Group, Inc. (“GEO” or the “Company”) received formal notice from John J. Bulfin, GEO’s Senior Vice President, General Counsel and Secretary, of his intention to retire effective January 1, 2019. On December 6, 2018, Mr. Bulfin entered into a two-year Consulting Agreement with GEO, effective January 1, 2019 (the “Consulting Agreement”) pursuant to which Mr. Bulfin will continue to work with GEO in a consulting capacity following his retirement.

Under the terms of the Consulting Agreement, which begins on the date of Mr. Bulfin’s retirement and continues through December 31, 2020 (the “Consulting Period”), unless extended by mutual agreement or terminated earlier by Mr. Bulfin with no less than 30 days prior written notice, Mr. Bulfin will provide consulting services to GEO and its subsidiaries related to Legal and Corporate Governance for a consulting fee of $10,000 per month or a total of $240,000 for the Consulting Period. Additionally, all of Mr. Bulfin’s unvested performance-based shares will continue to vest according to their terms as long as Mr. Bulfin continues to serve as a consultant during the end of each performance period. The Consulting Agreement also contains customary provisions related to non-competition and confidentiality. A copy of the Consulting Agreement is attached hereto as Exhibit 10.1 and is incorporated into this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Consulting Agreement, by and between The GEO Group, Inc. and John J. Bulfin, effective January 1, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.

December 12, 2018	By:	/s/ Brian R. Evans
Date		Brian R. Evans Senior Vice President and Chief Financial Officer (Principal Financial Officer)